Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS

FIRST QUARTER 2019 FINANCIAL RESULTS

First Quarter 2019 Highlights

•	Net Income Up $2.1 Million
•	Earnings Per Share Up 45%

ISELIN, NJ, May 6, 2019 - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Operating Results

Consolidated net income for first quarter 2019 increased $2.1 million as compared with the first quarter 2018. Earnings per share on a fully diluted basis were $0.39, up from $0.27 for the same period reported in 2018.

Operating revenues for the three months ended March 31, 2019 decreased $0.5 million to $30.7 million. The decrease is attributable to lower non-regulated contract operations revenue. Under our new 10-year contract with the City of Perth Amboy, New Jersey, the provision of wastewater services changed, thereby reducing both revenues and costs as described in the expense discussion below. Revenues in our Middlesex System increased $1.0 million due to the April 1, 2018 New Jersey Board of Public Utilities approved base rate increase.

Operations and maintenance expenses decreased by $1.7 million from the first quarter in 2018. Milder winter weather in the first quarter of 2019 resulted in $0.3 million in lower water main break repair related costs in the Middlesex System. Under our new Perth Amboy operating contract, our subsidiary USA-PA no longer incurs sub-contractors fees for wastewater services, which resulted in a $1.4 million decrease in O&M costs.

Income Tax expense in the first quarter decreased by $1.4 million, when compared to 2018 due to the regulatory accounting treatment of tangible property regulations related tax deductions, which were approved in Middlesex’s most recent base rate case.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “All in all, it has been a busy first quarter. We assumed direct management of the wastewater operating responsibilities under our new operating contract with the City of Perth Amboy, where formerly that work was sub-contracted, resulting in operating cost savings which we are able to share with the City. Our 5% Discount window on purchases of Common Stock announced at the end of 2018 is seeing active interest. We relocated our corporate headquarters and customer payment center to accommodate expanding business needs. Construction of our large supplemental transmission main is nearing 60% completion. Throughout these numerous developments, I am deeply proud of our team who despite these major initiatives, does not lose sight of our company’s critical role in serving our customers, driving shareholder value, preserving the environment and protecting public health,” added Doll.

Quarterly Dividend Declared

As previously announced in April 2019, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.24 per common share to be paid on June 3, 2019 to shareholders of record as of May 15, 2019. The Company has paid cash dividends continually since 1912 and increased its dividend for the forty-sixth consecutive year in 2018. The 5% Discount in effect on our Common Stock for participants in the Company’s Investment Plan on purchases made by optional cash payment or dividend reinvestment is anticipated to continue until 200,000 shares are purchased at the discounted price or December 30, 2019, whichever occurs first.

Annual Meeting of Shareholders

The Company will host its Annual Meeting of Shareholders on Tuesday, May 21, 2019, beginning at 11:00 a.m. at The Delta by Marriott at Woodbridge (formerly The Renaissance Hotel) at 515 U.S. Highway One South Iselin, New Jersey. To view the Company’s 2018 Annual Report visit http://investors.middlesexwater.com

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services, Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

bsohler@middlesexwater.com

(732) 638-7549

 MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2019	2018

Operating Revenues	$30,698	$31,177

Operating Expenses:
Operations and Maintenance	16,120	17,834
Depreciation	4,046	3,609
Other Taxes	3,504	3,384

Total Operating Expenses	23,670	24,827

Operating Income	7,028	6,350

Other Income (Expense):
Allowance for Funds Used During Construction	515	167
Other Income (Expense), net	(57)	297

Total Other Income, net	458	464

Interest Charges	1,200	1,138

Income before Income Taxes	6,286	5,676

Income Taxes	(266)	1,182

Net Income	6,552	4,494

Preferred Stock Dividend Requirements	36	36

Earnings Applicable to Common Stock	$6,516	$4,458

Earnings per share of Common Stock:
Basic	$0.40	$0.27
Diluted	$0.39	$0.27

Average Number of Common Shares Outstanding:
Basic	16,428	16,354
Diluted	16,584	16,510

Cash Dividends Paid per Common Share	$0.2400	$0.2238